Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan of our reports dated March 3, 2017, with respect to the consolidated financial statements and schedule of Hardinge Inc. and the effectiveness of internal control over financial reporting of Hardinge Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
August 3, 2017